Exhibit 99.1

Wynn Resorts Appoints Jay L. Johnson to the Board of Directors
LAS VEGAS-August 23, 2016-Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts,” “Wynn” or “the Company”) today announced the appointment of Jay L. Johnson to its Board of Directors, effective August 22, 2016. Admiral Johnson has been appointed as a Class II member of the Board (with a term expiring at the 2019 Annual Meeting). With the addition of Admiral Johnson, the Board increased its size from nine to ten members. Admiral Johnson will also serve on the Board’s Compensation Committee.
Admiral Johnson had a distinguished career in the U.S. Navy, retiring in July 2000, after serving as Chief of Naval Operations and a member of the Joint Chiefs of Staff from 1996 until his retirement. Following his distinguished 32-year military career, Admiral Johnson served in various senior executive roles at Dominion Resources Inc., a publicly traded energy company, including as chief executive officer of Dominion Virginia Power. Admiral Johnson also served as chairman and chief executive officer of General Dynamics Corporation, a publicly traded manufacturer and market leader that employs more than 91,000 people worldwide in the areas of global defense, aerospace and other technology products. Admiral Johnson is currently a director of International Paper Company, the USAA, the U.S. Naval Academy Foundation and the Peregrine Fund.
Admiral Johnson was appointed to the Board of Directors of Wynn on the same day as the debut of the Company’s $4.2 billion resort, Wynn Palace, in Cotai, Macau in the People’s Republic of China. After six years of development, the spectacular new destination resort represents the culmination of Steve Wynn’s more than 45 years of experience. The new resort, which opened on August 22, 2016 to fanfare and acclaim, launches a new era in Macau’s evolution into a world center of tourism and leisure. The new resort features 1,706 exquisitely furnished rooms, suites and villas, opulent floral displays of real flowers, an extensive collection of rare art on public display, a spa, meetings facilities, renowned retailers and a collection of gourmet dining restaurants.
About Wynn Resorts
Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes. Wynn Resorts owns and operates Wynn and Encore Las Vegas (www.wynnlasvegas.com , Wynn Macau (www.wynnmacau.com) and Wynn Palace, Cotai (www.wynnpalace.com).
Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites and villas, approximately 186,000 square feet of casino space, 34 food and beverage outlets featuring signature chefs, two award-winning spas, an on-site 18-hole golf course, meeting space, approximately 99,000 square feet of retail space as well as two showrooms; three nightclubs and a beach club. A luxury retail Strip-front expansion, Wynn Plaza, is currently under construction and is scheduled to debut fall 2017.
Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 284,000 square feet of casino space, casual and fine dining in eight restaurants as well as two bars, approximately 57,000 square feet of retail space, two opulent spas, a salon and a pool.
Wynn Palace is a new luxury integrated resort in Macau that opened August 22, 2016. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, 13 food and beverage outlets, 200,000 square feet of designer retail, air-conditioned SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, 26,300 square feet of flexible meeting space, a lush spa, salon and outdoor pool.
Wynn Resorts is currently constructing Wynn Boston Harbor located in Everett, Massachusetts.
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Contacts:
Wynn Resorts, Limited
Mark Strawn, 702-770-7555
investorrelations@wynnresorts.com

Michael Weaver, 702-770-7501
Michael.weaver@wynnlasvegas.com